EXHIBIT 10.1

                     EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into as of the 11th day of September, 1997, by and between OCCIDENTAL PETROLEUM
CORPORATION, a Delaware Corporation ("COMPANY"), and DR. RAY R.
IRANI ("EMPLOYEE").

                     W I T N E S S E T H:

         WHEREAS, EMPLOYEE, since June 16, 1983, has served as an officer of COMPANY, most recently as COMPANY's Chairman and Chief Executive Officer pursuant to an agreement between EMPLOYEE and COMPANY dated November 16, 1991 (the "Prior Agreement"); and

         WHEREAS, COMPANY desires to obtain the benefit of continued services by EMPLOYEE as Chairman and Chief Executive
Officer, and EMPLOYEE desires to continue to render services to COMPANY; and

         WHEREAS, the Board of Directors of COMPANY (the
"Board") has determined that it is in COMPANY's best interest and that of its stockholders to recognize the substantial contribution that EMPLOYEE has made and is expected to continue to make to COMPANY's business and to retain his services in the future; and

         WHEREAS, COMPANY and EMPLOYEE desire to set forth in this Agreement the terms and conditions of EMPLOYEE's continued employment with COMPANY which Agreement represents and constitutes an amendment and restatement of the Prior Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Term. This Agreement shall be in effect for a period of time (the "Term") commencing on September 11, 1997 (the "Effective Date") and expiring on the fifth anniversary of the Effective Date, unless earlier terminated in accordance with the provisions hereof. COMPANY shall employ EMPLOYEE, and EMPLOYEE shall serve COMPANY, in accordance with the provisions hereof, throughout the Term, unless such employment is earlier terminated in accordance with the provisions hereof.

         2. Specific Position; Duties and Responsibilities. Subject to the provisions of this Agreement, COMPANY shall employ EMPLOYEE as Chairman and Chief Executive Officer, and EMPLOYEE shall serve COMPANY as Chairman and Chief Executive Officer and as a member of the Board. EMPLOYEE's principal business address shall during such period be at COMPANY's principal executive offices in Southern California or with EMPLOYEE's consent in such other place as such offices are relocated. EMPLOYEE's duties hereunder shall be the usual and customary duties of the offices in which he shall serve. EMPLOYEE shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold.

         3. Services and Exclusivity of Services. During the term of this Agreement, EMPLOYEE, except as otherwise expressly provided in this Section 3, shall devote his full business time and energy to the business affairs and interests of COMPANY and its subsidiaries, and shall use his best efforts and abilities to promote COMPANY's and its subsidiaries' interests.

         EMPLOYEE may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of COMPANY, provided that such service is expressly approved by the Board. EMPLOYEE may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

         4. Salary. Commencing as of the Effective Date of this Agreement, COMPANY shall pay EMPLOYEE an annual salary at the minimum rate of $1,200,000, which shall be payable in semimonthly installments in conformity with COMPANY's policy relating to salaried employees. EMPLOYEE's salary shall be subject to annual increase (and, as part of across the board reductions for other officers of COMPANY, decrease) at the reasonable discretion of the Board and its Compensation Committee.

         5. Bonus. EMPLOYEE shall be entitled to an annual cash bonus in an amount to be determined at the reasonable discretion of the Board and its Compensation Committee.

         6. Deferred Compensation. In advance of the annual period for which it is earned, EMPLOYEE shall have the right to defer all or any portion of his salary and all or any portion of his bonus to a specified date or to a specified event. Any such deferred compensation shall not be forfeitable and shall bear interest at a rate no less favorable than the highest rate then made available to any other senior officer who is provided with the right to defer compensation under the COMPANY's 1988 Deferred Compensation Plan.

         Any election to defer compensation shall not be taken into account in the calculation of those of EMPLOYEE's rights and benefits under this Agreement that are based upon EMPLOYEE's salary or bonus or the sum thereof.

         7. Employee Benefits. EMPLOYEE shall be entitled during his employment hereunder, to all rights and benefits for which he is otherwise eligible under any group life insurance, medical care (including coverage for EMPLOYEE's spouse and children), disability, retirement, personal savings account, and other plans or benefits which COMPANY or its subsidiaries may provide for him (collectively, "Employee Benefits").

         If EMPLOYEE's employment is terminated hereunder, pursuant to Section 11(b), 11(c), or 11(d) hereof, and EMPLOYEE is entitled to but is no longer eligible for Employee Benefits because of such termination, EMPLOYEE shall be entitled to and COMPANY shall provide, to the extent provided in this Agreement, benefits substantially equivalent to the Employee Benefits to which EMPLOYEE was entitled immediately prior to such termination and shall do so for the period during which he remains entitled to receive such Employee Benefits as provided in this Agreement. With respect to the continuation of such benefits, EMPLOYEE shall also be paid by COMPANY an amount which, after taxes on such amount, shall reimburse EMPLOYEE for any additional tax liabilities incurred by EMPLOYEE by reason of the receipt of such benefits after the termination of, rather than during the term of, this Agreement, upon the assumption that the amount to which EMPLOYEE shall be so entitled shall be subject to the maximum combined Federal and state tax rate applicable to individuals in respect of such payments.

         8.   Supplemental Benefits.

                (a) Retirement. COMPANY shall cause EMPLOYEE to be an eligible participant in COMPANY's qualified and nonqualified retirement and deferred compensation plans applicable to employees of COMPANY as of the effective date of this Agreement.

                (b) Life Insurance. During the period prior to his retirement, COMPANY shall provide EMPLOYEE with life insurance which, when added to the coverage provided as part of his Employee Benefits, shall provide coverage at a minimum level equal to three (3) times his highest career annual salary at any time during his employment by COMPANY.

                        During any period following EMPLOYEE's
retirement or termination from employment with COMPANY, COMPANY shall provide EMPLOYEE with life insurance at a minimum level equal to two (2) times his rate of highest career annual salary at any time during his employment by COMPANY.

                (c)     Post-Retirement Benefits.

                        (i) During any period following EMPLOYEE's retirement or termination from employment with COMPANY, EMPLOYEE shall be entitled to medical benefits of a kind and to an extent no less favorable than the medical benefits provided by COMPANY to EMPLOYEE prior to his retirement or termination.

                        (ii) During any period following EMPLOYEE's retirement or termination from employment with COMPANY, EMPLOYEE shall be entitled to continue to receive personal tax and financial planning services (currently provided by Arthur
Andersen & Co.).

                (d)     Spousal Benefits.  EMPLOYEE's surviving
spouse shall also be entitled to continuation of medical benefits included within the Employee Benefits for the remainder of her life.

                (e) Legal Fees. COMPANY shall provide to or for EMPLOYEE all legal fees for services and costs excepting only for matters of a purely personal nature. COMPANY's obligation pursuant to this Section 8(e) shall survive the Term of this Agreement.

         9. Perquisites and Vacation. During his employment hereunder, EMPLOYEE shall continue to be entitled to the minimum perquisites to which he was entitled in accordance with the practice immediately prior to the Effective Date.

               EMPLOYEE shall continue to be entitled to six (6) weeks paid vacation during each calendar year of employment, prorated for any period which is less than one (1) calendar year. Vacation time shall accrue during each calendar year, and, upon termination of this Agreement for any reason and in addition to any other rights granted to EMPLOYEE by this Agreement, EMPLOYEE shall be entitled to be paid an amount based upon his salary at the rate applicable immediately prior to such termination for any accrued but unused vacation time.

        10.   Long-Term Incentives.

                (a) Restricted Stock. During his employment hereunder, EMPLOYEE shall be entitled to participate in COMPANY's long term incentive compensation program, with any award to be related to the performance of COMPANY and determined at the discretion of the Board or its Compensation Committee.

                (b)     Stock Options.  During his employment
hereunder, EMPLOYEE shall be considered annually for the grant of stock options under then existing COMPANY stock option plans.

                (c) Performance Plans. If, during EMPLOYEE's employment hereunder, COMPANY adopts any other long-term incentive plans, EMPLOYEE shall be treated under each of those plans in a manner no less favorable than the treatment afforded other key executives of COMPANY.

        11.   Termination.

                (a) Death. This Agreement shall terminate upon EMPLOYEE's death. EMPLOYEE's estate or other designated beneficiary, if any, shall be entitled to the rights and benefits as prescribed by applicable COMPANY plans and as prescribed by
Section 8(b) hereof. The rights and benefits to which EMPLOYEE's estate or other designated beneficiary shall be entitled upon his death shall be payable to such person or persons as EMPLOYEE shall have directed in writing or, in the absence of a designation, to his estate.

                (b) Disability. In the event that EMPLOYEE shall be unable, because of illness, injury or similar incapacity ("disability"), to perform his duties hereunder for an aggregate of six (6) months within any one eighteen (18) month period, EMPLOYEE's employment hereunder may be terminated by written notice of termination from COMPANY to EMPLOYEE. In the event of a termination pursuant to this Section 11(b), EMPLOYEE shall be entitled to receive payments described in Section 11(c) hereof offset by the amount of any disability benefits to which EMPLOYEE shall become entitled under any COMPANY sponsored disability plan. In the event of a termination pursuant to this Section
11(b), EMPLOYEE shall also be entitled, until his death, to the medical and welfare benefits included within the Employee
Benefits and to the life insurance benefits enumerated in the first paragraph of Section 8(b) hereof.

                (c) Termination by COMPANY. The Board shall have the right, at its election to be made in writing and delivered to EMPLOYEE not less than sixty (60) days prior to the effective date thereof, to terminate EMPLOYEE's employment under this Agreement for any reason. In the event of a termination pursuant to this Section 11(c) on or prior to September 11, 2000, EMPLOYEE shall be entitled to three (3) times EMPLOYEE's highest annual salary and bonus paid to EMPLOYEE at any time in respect of a single calendar year during the Term of this Agreement, subject to the last two sentences of this paragraph, such amount payable in equal monthly installments over three (3) years. In the event of a termination pursuant to this Section 11(c) after September 11, 2000, but on or before September 11, 2002, EMPLOYEE shall be entitled to two (2) times EMPLOYEE's highest annual salary and bonus paid to EMPLOYEE at any time in respect of any single calendar year during the Term of this Agreement, subject to the last two sentences of this paragraph, such amount payable in equal monthly installments over (2) years. Should EMPLOYEE be terminated prior to a date on which any bonus has been paid subsequent to September 11, 1997, for purposes of this Section
11(c) only, EMPLOYEE shall be deemed to have been paid a bonus of $900,000 for the purpose of calculating the amount due under this
Section 11(c). Once a bonus is paid to the EMPLOYEE in the normal bonus cycle (other than the $900,000 deemed bonus), that bonus and all subsequent bonuses shall be used for the required calculations under this Section 11(c).

                EMPLOYEE shall also be entitled to the following:
                     (i) Medical and welfare benefits included within the Employee Benefits where permissible under applicable plans, and the provision of comparable supplemental benefits where continuation of such benefits is impermissible under applicable plans;

                     (ii)    The life insurance benefits provided in
Section 8(b) hereof;

                     (iii)   Existing perquisites; and

                     (iv)    Full and immediate vesting of
restricted stock, stock options and any other then provided long-term incentive benefits; provided, EMPLOYEE shall be able to exercise any outstanding options or stock appreciation rights as if he had retired on the date of termination.

                        In the event of a termination pursuant to this Section 11(c), EMPLOYEE shall have no duty to mitigate COMPANY's obligations by seeking other employment or by becoming self-employed, and COMPANY shall have no right to offset against its obligations any consideration received by EMPLOYEE from any subsequent employment or subsequent self-employment.

                (d) Constructive Termination. EMPLOYEE shall have the right, at his election to be made in writing and delivered to COMPANY within sixty (60) days after such event, to terminate his employment under this Agreement if a material breach of this Agreement by COMPANY occurs which COMPANY fails to cure within fifteen (15) days after receipt of notice of such breach. In the event of a termination under this Section 11(d), EMPLOYEE shall be entitled to treat such termination as though it were a termination pursuant to Section 11(c) hereof. Notwithstanding the foregoing, COMPANY shall not be in material breach if EMPLOYEE's duties and responsibilities are reduced solely by virtue of the fact that COMPANY is (or substantially all of its assets are) sold to, or combined with, another entity provided that EMPLOYEE shall continue to have substantially the same executive duties with respect to COMPANY's business as of the Effective Date and EMPLOYEE shall report directly to the board of directors of any entity (or individual) that acquires COMPANY or its assets.

        12.   Change in Control.

                COMPANY shall hold EMPLOYEE harmless against and shall insulate EMPLOYEE from all of the effects of any excise or other tax payable by EMPLOYEE under or as a result of Sections 280G and 4999 of the Internal Revenue Code of 1986 or comparable state law, or any successor thereto, by reason of a change in control. COMPANY's obligation in this regard shall include a gross-up obligation, to hold EMPLOYEE harmless from and to insulate EMPLOYEE from all of the effects of any income and excise tax liability.

        13.   Miscellaneous.

                (a) Working Facilities. During his employment hereunder, EMPLOYEE shall continue to be furnished with office facilities and services at least substantially equivalent to those which have been provided him immediately prior to the Effective Date.

                (b) Waiver of Breach. If COMPANY breaches any provision of this Agreement, EMPLOYEE shall not be deemed under any circumstances to have waived any of his rights attributable to such breach unless he has specifically consented to such waiver in writing. Any such waiver by EMPLOYEE of a breach of any provision of this Agreement by COMPANY shall not operate or be construed as a waiver of any subsequent breach by COMPANY.

                   If EMPLOYEE breaches any provision of this Agreement, COMPANY shall not be deemed under any circumstances to have waived any of its rights attributable to such breach unless it has specifically consented to such waiver in writing. Any such waiver by COMPANY of a breach of any provision of this Agreement by EMPLOYEE shall not operate or be construed as a waiver of any subsequent breach by EMPLOYEE.

                (c) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail (return receipt requested) to the following addresses: If to COMPANY, at 10889 Wilshire Boulevard, Los Angeles, California 90024, Attention:
General Counsel, with a copy to the Chairman of the Compensation Committee of the Board at the same address, or to such other address as COMPANY, may from time to time in writing designate, and if to EMPLOYEE, at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited in the United States mail.

                (d) Amendments. Any provision contained in this Agreement or in any renewal or extension hereof upon the same or different terms and conditions may be amended at any time or from time to time by mutual agreement of EMPLOYEE and COMPANY without the consent of any other person named or described in this Agreement as a beneficiary of any of its provisions.

                (e) Assignment. During the Term, COMPANY shall not merge, consolidate or otherwise combine with any other entity unless COMPANY shall be the surviving corporation or the surviving corporation shall have assumed all COMPANY's obligations under this Agreement. The obligations of COMPANY under this Agreement shall be binding upon the surviving corporation upon the merger, consolidation or combination of COMPANY with such corporation. This Agreement shall inure to the benefit of COMPANY and its successors and assigns and of EMPLOYEE and his heirs and personal representatives.

                (f) Entire Agreement. This Agreement constitutes the entire agreement between COMPANY and EMPLOYEE with respect to the subject matter hereof, amends and supersedes the Prior
Agreement and specifically does not affect those certain agreements identified on Exhibit A hereto, and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                (g) Severability. The invalidity of any term of this Agreement shall not invalidate or otherwise affect any other term of this Agreement.

                (h)     Applicable Law.

                        (i) Subject to Section 13 (j), this Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware applicable to contracts made and to be wholly performed within the State of Delaware, without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights, remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto, as contemplated by and pursuant to Title 6, Section 2708 of the Delaware Code.

                        (ii) Subject to Section 13 (j), any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and by execution and delivery of this Agreement, EMPLOYEE and COMPANY irrevocably consent to the jurisdiction of those courts. EMPLOYEE and COMPANY irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. EMPLOYEE and COMPANY acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

                (i) Administration. The Board, or such committee of the Board as it may by resolution specifically designate, shall administer this Agreement on behalf of COMPANY and take any action and exercise any discretion required or permitted to be taken or exercised by COMPANY pursuant to the provisions hereof.

                (j) Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Delaware, in accordance with the commercial arbitration rules of the American Arbitration Association. The demand for arbitration must be made within one year after the controversy or claim arises; failure to do so shall constitute an absolute bar to the institution of any such proceeding and shall forever constitute a waiver respecting any such controversy or claim. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator(s) shall interpret the Agreement in accordance with the laws of Delaware. The arbitrator(s) shall be authorized to award reasonable attorneys' fees and other arbitration-related costs to the prevailing party.

                (k) Indemnity and Insurance. In any situation where under applicable law the COMPANY has the power to indemnify EMPLOYEE in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of EMPLOYEE's activities as an agent, employee, officer or director of COMPANY or in any other capacity on behalf of or at the request of COMPANY, COMPANY agrees that it will indemnify EMPLOYEE to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as COMPANY may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification. COMPANY further agrees to furnish EMPLOYEE for the remainder of his life with Directors' and Officers' liability insurance insuring EMPLOYEE, against occurrences which occur during the term of this Agreement, such insurance to have policy limits aggregating not less than $100 million, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of COMPANY in force from time to time. COMPANY's obligation pursuant to this Section 13(k) shall survive the Term of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                OCCIDENTAL PETROLEUM CORPORATION

                                By:        Richard W. Hallock
                                           ------------------

                                Title:     Executive Vice President

                                EMPLOYEE:

                                           R. R. Irani
                                           -----------------
                                           Dr. Ray R. Irani
LT972510.064/12+

                        Dr. Ray Irani

                List of Special Agreements (Exhibit A)


* Indemnification Agreement between EMPLOYEE and COMPANY or any affiliates.

*    Split-Dollar Life Insurance Agreement, dated
     October 31, 1994.

Other Agreements:

* Restricted Stock Agreement Letters for grants made under the 1977 Executive Long-Term Stock Purchase Plan and the 1995 Incentive Stock Plan.

* Stock Option Agreement Letters for grants made under the 1987 Stock Option Plan and 1995 Incentive Stock
     Plan.

* Performance Stock Option Agreement Letter for award made July 2, 1997 under the 1995 Incentive Stock Plan.

*    Enrollment Agreement under Senior Executive Deferred
     Compensation Plan, dated January 1, 1986.

*    Insurance Agreement under Senior Executive Survivor
     Benefit Plan, dated January 1, 1986.


                             EXHIBIT A